UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2015

MEDNAX, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

001-12111	26-3667538
(Commission File Number)	(IRS Employer Identification No.)

1301 Concord Terrace Sunrise, Florida	33323
(Address of principal executive offices)	(Zip Code)

(954) 384-0175

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 8, 2015, MEDNAX, Inc., a Florida corporation (“MEDNAX” or the “Company”), issued $750 million aggregate principal amount of 5.25% senior unsecured notes due December 1, 2023 (the “Notes”) pursuant to a base indenture, dated December 8, 2015 (the “Base Indenture”), by and among the Company and U.S. Bank National Association, a national association, as trustee thereunder (the “Trustee”), and the First Supplemental Indenture, dated December 8, 2015 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company, certain of the Company’s subsidiaries as guarantors (the “Guarantors”) and the Trustee. The Notes were sold to certain initial purchasers (the “Initial Purchasers”) in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes are expected to be resold by the Initial Purchasers in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The net proceeds received by the Company from the sale of the Notes was approximately $737,500,000 after deducting the discounts to the Initial Purchasers and the estimated offering expenses payable by the Company.

The Notes are unsecured senior obligations of the Company. The Company’s obligations under the Notes are guaranteed on a senior unsecured basis by each of the Company’s current and future subsidiaries that is or becomes a guarantor under the Company’s existing senior unsecured credit agreement.

The Notes mature on December 1, 2023. Interest on the Notes will accrue at the rate of 5.25% per annum and will be payable semiannually in cash on June 1 and December 1 of each year, with an initial interest payment on June 1, 2016.

At any time prior to December 1, 2018, the Company may redeem all or any part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus the applicable “make-whole” premium and accrued and unpaid interest to (but not including) the redemption date. On or after December 1, 2018, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to (but not including) the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Period	Redemption Price
2018	103.938%
2019	102.625%
2020	101.313%
2021 and thereafter	100.000%

In addition, before December 1, 2018, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at a redemption price equal to 105.250% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on the Notes redeemed, to (but not including) the applicable redemption date.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. Upon the occurrence of a change in control of the Company (as defined in the Indenture), each holder will have the right to require the Company to repurchase all or any part of that holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to (but not including) the date of purchase.

The Indenture, among other things, limits the Company’s and its subsidiaries’ ability to (1) incur liens and (2) enter into sale and lease-back transactions, and also limits the Company’s and the Guarantors’ ability to merge or dispose of all or substantially all of their assets, in all cases, subject to a number of customary exceptions. The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), including nonpayment, breach of covenants in the Indenture, payment defaults, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal of and premium, if any, and accrued interest, if any, on the Notes to be due and payable immediately.

The offering and sale of the Notes were not registered under the Securities Act, and the Notes may not be reoffered or resold in the United States absent registration or an applicable exemption from applicable registration requirements.

The foregoing summary of the Notes and the Indenture are subject to, and qualified in their entirety by, the full text of the Notes, the Base Indenture and the Supplemental Indenture, which are attached hereto as Exhibit 4.1, Exhibit 4.2 and Exhibit 4.3, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Form of 5.25% Senior Notes due 2023 (incorporated by reference to Exhibit A of the First Supplemental Indenture filed as Exhibit 4.3 to this Current Report on Form 8-K).

4.2	Indenture, dated as of December 8, 2015, by and between the Company and U.S. Bank National Association.

4.3	First Supplemental Indenture, dated as of December 8, 2015, by and among the Company, certain of the Company’s subsidiaries and U.S. Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDNAX, INC.

Date: December 8, 2015	By:	/s/ Vivian Lopez-Blanco
	Name:	Vivian Lopez-Blanco
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Form of 5.25% Senior Notes due 2023 (incorporated by reference to Exhibit A of the First Supplemental Indenture filed as Exhibit 4.3 to this Current Report on Form 8-K).

4.2	Indenture, dated as of December 8, 2015, by and between the Company and U.S. Bank National Association.

4.3	First Supplemental Indenture, dated as of December 8, 2015, by and among the Company, certain of the Company’s subsidiaries and U.S. Bank National Association.